Exhibit 99.1

Contacts

Lauren Burgos                                                                            Julie Leber

Spotlight Marketing Communications                                   Spotlight Marketing Communications

949.427.5172 ext. 704                                                              949.427.5172 ext. 703

lauren@spotlightmarcom.com                                               julie@spotlightmarcom.com

Strategic Storage Growth Trust, Inc. Acquires 695-Unit Newly Constructed Self Storage Facility in Tampa Bay Area

TAMPA, Fla. – (Feb. 22, 2018) – Strategic Storage Growth Trust, Inc., a public non-traded real estate investment trust sponsored by SmartStop Asset Management, LLC, announced today its purchase of a 695-unit self storage facility in the Tampa suburb of Riverview, Florida. Marcus & Millichap (NYSE: MMI), a leading commercial real estate investment services firm with offices throughout the United States and Canada, brokered the sale of the new facility, completed earlier this month.

“A focus of Strategic Storage Growth Trust is to acquire self storage properties that have the opportunity to add value to our portfolio through active management,” said Wayne Johnson, chief investment officer. “This newly constructed, Class A property is located in an area with growing demand for self storage and provides an amenity package that we believe will be particularly attractive to our customers.”

Located at 9811 Progress Blvd., the approximately 3.4-acre property includes approximately 54,000 square feet of space, including more than 28,000 square feet of climate-controlled space. The multistory facility is situated within the U.S. Highway 301 corridor. The property is monitored by video surveillance and includes a computerized gate or lobby access to units, as well as keypad entry to individual units.

Michael A. Mele and Luke Elliott, self storage investment specialists at Marcus & Millichap represented both parties in the sale.

“This transaction resulted after working with the sellers since the mid-2000s, strategically advising and ultimately coordinating the successful sale to a strong operator, creating a very beneficial scenario for the buyer and seller.” said Mele.

Riverview is a part of the Greater Tampa Bay Area, one of fastest-growing metropolitan areas in Florida and the nation. Located South of Brandon, Riverview is near recently constructed apartment complexes and residential homes. Riverview is located in Hillsborough County, where the U.S. Census Bureau reported a population growth of 12 percent between 2010 and 2016.

About Strategic Storage Growth Trust, Inc. (SSGT)

SSGT is a public non-traded REIT that focuses on the acquisition, development, redevelopment and lease-up of self storage properties. The SSGT portfolio currently consists of 23 operating self storage facilities located in 10 states comprising approximately 15,300 self storage units and approximately 1.7 million net rentable square feet of storage space. Additionally, SSGT owns two development properties in the Greater Toronto Area which will be comprised of approximately 1,700 self storage units and 170,000 net rentable square feet of storage space once completed, and one development property in Asheville, North Carolina which will be comprised of approximately 650 self storage units and 72,000 net rentable square feet of storage space once completed.

About SmartStop Asset Management, LLC (SmartStop)

SmartStop is a diversified real estate company focused on self storage assets, along with student and senior housing. The company has approximately $1.4 billion of real estate assets under management, including 111 self storage facilities located throughout the United States and Toronto, Canada, comprised of approximately 70,000 units and 8.1 million rentable square feet. SmartStop’s managed portfolio also includes five student housing communities with approximately 2,800 beds and 1 million square feet of space. SmartStop is the sponsor of Strategic Storage Trust II, Inc., SSGT and Strategic Storage Trust IV, Inc., all public non-traded REITs focusing on self storage assets. The facilities offer affordable and accessible storage units for residential and commercial customers. In addition, they offer secure interior and exterior storage units as well as outside storage areas for vehicles, RVs and boats. Additional information regarding SmartStop is available at www.SAM.com and more information regarding SmartStop® Self Storage in the United States and Canada is available at www.smartstopselfstorage.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in SSGT’s annual report. This is neither an offer nor a solicitation to purchase securities.

###